AMDTMIGI-3
                      ARTICLES OF AMENDMENT
                             TO THE
                    ARTICLES OF INCORPORATION
                               OF
                 MERIDIAN INSURANCE GROUP, INC.


The undersigned officers of Meridian Insurance Group, Inc. (hereinafter referred to as the "Corporation") existing pursuant to the provisions of the Indiana Business Corporation Law as amended (hereinafter referred to as the "Act"), desiring to give notice of corporate action effectuating amendment of certain provisions of its Articles of Incorporation, certify the following facts:

                            ARTICLE I
                          Amendment(s)

Section 1. The date of incorporation of the corporation is October 3, 1986.

Section 2. The name of the corporation following this amendment to the Articles of Incorporation is Meridian Insurance Group,
Inc.

Section 3. The exact text of Article IV of the Articles of Incorporation is now as follows:


     Section 4.01. Number. The total number of shares which the Corporation has authority to issue shall be twenty million five hundred thousand (20,500,000) shares.

     Section 4.02. Classes. There shall be two (2) classes of shares of the Corporation, consisting of twenty million (20,000,000) shares of common stock (the "Common Shares"), and five hundred thousand (500,000) shares of preferred stock (the "Preferred Shares").

     Section 4.03. Voting Rights, Preferences, Limitations and Other Rights of Common Shares. Each holder of Common Shares shall be entitled one (1) vote for each share owned of record on the books of the Corporation on each matter submitted to a vote of the holders of Common Shares. All Common Shares shall have the same rights, preferences, limitations and other rights.

     Section 4.04. Voting Rights, Preferences, Limitations and Other Relative Rights of Preferred Shares. (a) The Preferred Shares may be issued from time to time in one or more series. The Board of Directors shall have the authority to determine and state the designation and the relative preferences, limitations, voting rights, if any, and other rights of each series of Preferred Shares by specifying such matters in an amendment to these Articles of Incorporation, which amendment may be adopted and become effective without further shareholder approval as provided by the Act. All Preferred Shares of the same series shall have the same relative preferences, limitations, voting rights, if any, and other rights.

     (b) Without limiting the generality of the foregoing, the Board of Directors shall have the authority to determine the following for each series of Preferred Shares:

          (i) The designation of such series, the number of shares which shall initially constitute such series and the stated value thereof;

          (ii) Whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be special, conditional or limited or no voting rights except as required by law;

          (iii) The rate or rates and the time or times at which dividends and other distributions on the shares of such series shall be paid, the relationship or priority of such dividends or other distribution to those payable on Common Shares or to other series of Preferred Shares, and whether or not any such dividends shall be cumulative;

          (iv) The amount payable on the shares of such series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, and the relative priorities, if any, to be accorded such payments in liquidation;

          (v) The terms and conditions upon which either the Corporation may exercise a right to redeem shares of such series or upon which the holder of such shares may exercise a right to require redemption of such shareholder's Preferred Shares, including any premiums or penalties applicable to exercise of such rights;

          (vi) Whether or not a sinking fund shall be created for the redemption of the shares of such series, and the terms and conditions of any such fund;

          (vii) Rights, if any, to convert any shares of such series, either into Common Shares or into other series of Preferred Shares and the prices, premiums or penalties, ratios and other terms applicable to any such conversion;

          (viii) Restrictions on acquisition, rights of first refusal or other limitations on transfer as may be applicable to such series, including any series intended to be offered to a special class or group; and

          (ix)  Any other relative rights, preferences,
limitations, qualifications or restrictions on such series of Preferred Shares, including rights and remedies in the event of default in connection with dividends, other distributions or redemptions.

Section 4.  Date of each amendment's adoption:  May 14, 1997.

                           ARTICLE II
                   Manner of Adoption and Vote

Section 1.  Action by Directors:

     The Board of Directors of the Corporation duly adopted a resolution proposing to amend the terms and provisions of Article
IV of the Article of Incorporation and directing a meeting of the Shareholders, to be held on May 14, 1997, allowing such Shareholders to vote on the proposed amendment.

The resolution was adopted by vote of the Board of Directors at a meeting held on March 19, 1997, at which a quorum of such Board of Directors was present.

Section 2.  Action by Shareholders:

     The Shareholders of the Corporation entitled to vote in respect of the Articles of Amendment adopted the proposed amendments. The amendment was adopted by vote of such shareholders during the meeting called by the Board of Directors.
The result of such vote is as follows:

          Shareholders entitled to vote:               6,779,375
          Shareholders voted in favor:            4,464,663
          Shareholders voted against:                840,375

Section 3.  Compliance with Legal requirements.

     The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the By-Laws of the Corporation.

     I hereby verify subject to the penalties of perjury that the statements contained herein are true this _______ day of ________________, 1997.


                              ________________________________
                              J. Mark McKinzie
                              Senior Vice President,
                              General Counsel, and Secretary